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                                                                     Exhibit 2.5

                             SUPPLEMENTAL AGREEMENT

         This is a Supplemental Agreement, dated July 14, 1998, among American Retirement Corporation, a Tennessee corporation ("ARC"), Freedom Group, Inc., a Florida corporation ("FGI"), and Robert G. Roskamp, PHC, L.L.C., a Michigan limited liability company, and The Edgar and Elsa Prince Foundation, a Michigan not-for-profit corporation (collectively, the "FGI Shareholders"). This Supplemental Agreement amends and supplements the Agreement and Plan of Merger, dated as of May 29, 1998, among ARC, FGI, and the FGI Shareholders (the "Merger Agreement"). Certain capitalized terms defined in the Merger Agreement are used herein as defined in the Merger Agreement.

         FGI has historically prepared interim financial statements at the end of the each calendar month. The parties acknowledge that a closing of FGI's accounting books on other than on a month-end basis and a determination of Net Working Capital for purposes of Section 8.7 of the Merger Agreement would impose severe administrative burdens upon FGI, would result in a significant delay in determining Net Working Capital, and could lead to disagreement among the parties concerning appropriate revenue and expense allocations. Therefore, notwithstanding that the Closing of the Merger is occurring on the date hereof, the parties desire to provide for certain accounting and price adjustments as of July 1, 1998, in order to avoid these problems.

         In addition, the parties desire to make certain other amendments to the Merger Agreement as hereinafter set forth.

         Therefore, in accordance with Section 11.4 of the Merger Agreement, and in consideration of their mutual agreements, the parties agree as follows:

                  1. Closing Date. ARC, FGI, and the FGI Shareholders agree that the Closing Date, for all purposes of the Merger Agreement, is July 14, 1998, and that the parties will take all actions (including the filing of Articles of Merger in Tennessee and Florida) necessary to cause the Effective Time to occur simultaneously with the Closing. This Supplemental Agreement does not in any way change or otherwise affect the Closing Date or the Effective Time, and except as expressly and specifically provided herein, this Supplemental Agreement has no effect on the rights or obligations of the parties on the Closing Date or with respect to the periods preceding or following the Closing Date.

                  2. Amendment of Section 8.7 of the Merger Agreement. Section
8.7 of the Merger Agreement, entitled "Net Working Capital Adjustments," is hereby amended in its entirety to read as follows:

                     (a) ARC and the FGI Shareholders shall adjust (up or down)
                  the cash portion of the Merger Consideration based upon the extent to which the Net Working Capital on July 1, 1998 (the "Adjustment Date") is less than or greater than zero. The cash portion of the Merger Consideration shall be reduced (dollar


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                  for dollar) by the amount by which the Net Working Capital on the Adjustment Date (the "Adjustment Date Net Working Capital") is less than zero. The cash portion of the Merger Consideration shall be increased (dollar for dollar) by the amount by which the Adjustment Date Net Working Capital is greater than zero.

                           (b) On the Closing Date, ARC and the FGI Shareholders
                  shall estimate the amount of the Net Working Capital on the Adjustment Date (the "Estimated Net Working Capital"). The Estimated Net Working Capital shall be determined in accordance with GAAP and shall be based upon the entries in the balance sheets for FGI and the FGI Subsidiaries (other than the Excluded FGI Entities) included in the latest available monthly financial statements delivered pursuant to
                  Section 6.2(h). ARC and the FGI Shareholders shall tentatively adjust (up or down) the cash portion of the Merger Consideration payable to the FGI Shareholders on the Closing Date (the "Initial Net Working Capital Adjustment"), based on the extent to which the Estimated Net Working Capital is less than or greater than zero. The cash portion of the Merger Consideration payable to the FGI Shareholders on the Closing Date shall be reduced (dollar for dollar) by the amount by which the Estimated Net Working Capital is less than zero. The cash portion of the Merger Consideration payable to the FGI Shareholders on the Closing Date shall be increased (dollar for dollar) by the amount by which the Estimated Net Working Capital is greater than zero. For purposes of illustration,
                  Exhibit I sets forth a hypothetical Initial Net Working Capital Adjustment using the balance sheets included in the Most Recent Financial Statements. The methodology for calculating the Initial Net Working Capital Adjustment and for finally determining the Adjustment Date Net Working Capital shall be consistent with that shown on Exhibit I. Attached hereto as Exhibit A is the Initial Net Working Capital Adjustment that the parties have agreed upon, which results in an Estimated Net Working Capital deficit (and accordingly a downward adjustment to the cash portion of the Merger Consideration) of $9,365,000.

                           (c) Within ninety (90) days after the Closing Date,
                  ARC and the FGI Shareholders shall re-compute, and determine the definitive amount of, the Adjustment Date Net Working Capital in accordance with the procedures and methodologies set forth above. Within thirty (30) days following receipt by the FGI Shareholders of such calculation, the parties shall settle any amounts owing as a result of such calculation. If the amount of the Adjustment Date Net Working Capital, as finally determined, is greater than the Estimated Net Working Capital on which the Initial Net Working Capital Adjustment was based, then ARC shall pay to the FGI Shareholders the amount by which Adjustment Date Net Working Capital, as finally determined, exceeds the Estimated Net Working Capital on which the Initial Net Working Capital Adjustment was based. If the amount of the Estimated Net Working Capital on which the Initial Net Working Capital Adjustment was based is greater than the Adjustment Date Net Working Capital,


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            as finally determined, then the FGI Shareholders, jointly and severally, shall pay to ARC the amount by which the Estimated Net Working Capital on which the Initial Net Working Capital Adjustment was based exceeds the Adjustment Date Net Working Capital, as finally determined. Any amounts to be paid to the FGI Shareholders pursuant to this Section 8.7(c) shall be paid to the FGI Shareholders in accordance with their proportional interest in the cash portion of the Merger Agreement paid on the Closing Date. Any such refund or payment shall be by wire transfer of immediately available funds to a bank account designated by the payee to the payor or by such other method as to which ARC and the FGI Shareholders shall agree.

                      (d) If, within ninety (90) days after the Closing
            Date, ARC and the FGI Shareholders are unable to agree on the definitive amount of the Adjustment Date Net Working Capital, ARC and the FGI Shareholders shall each have the right to require that such disputed determinations be submitted to such independent certified public accounting firm as ARC and the FGI Shareholders may then mutually agree upon in writing, for computation or verification in accordance with the provisions of this Agreement and otherwise, where applicable, in accordance with GAAP. The foregoing provisions for certified public accounting firm review shall be specifically enforceable by the parties; the decision of such accounting firm shall be final and binding upon the parties; there shall be no right of appeal from such decision; and such accounting firm's fees and expenses for each disputed determination shall be borne by the party whose determination has been modified by such accounting firm's report or by both parties in proportion to the relative amount each party's determination has been modified. Any additional payments due under this Agreement shall bear interest until paid in full at the Applicable Rate.

         3. FGI Final Tax Return. For federal and state income tax purposes, the final fiscal year of FGI and the FGI Subsidiaries (other than the Excluded FGI Entities) shall terminate at the Effective Time on the Closing Date. ARC, on behalf of FGI, shall prepare and file the final federal and state income tax returns for FGI and such FGI Subsidiaries covering their final fiscal year (collectively the "Final Return"), and shall pay all Taxes due thereunder. Notwithstanding the foregoing, nothing in this Section 3 shall affect, nor impair or limit the FGI Shareholders' indemnification obligations under the Merger Agreement.

         4. Allocation of Revenues and Expenses. Notwithstanding the Merger Agreement, all items of revenue, income, gain, expense, cost, and loss of FGI and the FGI Subsidiaries (other than the Excluded FGI Entities) received, realized, paid, or incurred on or after July 1, 1998, shall be allocated to, and be retained by, ARC. ARC shall pay all operating costs and expenses (including without limitation all interest on indebtedness and all Taxes), and shall be entitled to retain all income and revenues, of FGI and the FGI Subsidiaries (other than the Excluded FGI Entities) received, realized, paid, or incurred from and after July 1, 1998; provided, however, that



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ARC shall not be obligated to pay any costs or expenses for which the FGI
Shareholders are required to indemnify the ARC Indemnified Parties under Section
9.2 of the Merger Agreement (as amended hereby), and the provisions of this
Section 4 shall not limit, affect or impair the provisions of Section 9.2 of the Merger Agreement (as amended hereby).

         5. Amendment of Section 9.2(b) of the Merger Agreement. The following provision is hereby inserted at the end of Section 9.2(b) of the Merger Agreement:

                  ; provided, further, that the indemnification by the FGI Shareholders under this Section 9.2(b) for Taxes for the short period covered by the Final Return (but for no other period) shall not include the amount of any income Tax liability that would be reported on hypothetical federal and state tax returns for FGI and the FGI Subsidiaries (other than the Excluded FGI Entities) covering the period beginning on July 1, 1998 and ending on the Closing Date (collectively the "Hypothetical July Return"). The income Tax liability on the Hypothetical July Return shall be determined using the following assumptions: (i) that current FGI tax accounting methods and practices are continued; (ii) that the rate of tax applicable to taxable income is the highest marginal rate of tax applicable to taxable income reported on the Final Return;
                  (iii) that the Merger is a tax-free reorganization under
                  Section 368(a)(1)(A) of the Code; and (iv) that income arising, directly or indirectly, from the distribution or transfer of the Excluded Assets is disregarded (as is any charitable contribution deduction arising from such distribution or transfer). Nothing in the foregoing sentence shall diminish, alter, impair or affect the parties' indemnification obligations relating to the tax-free nature of the Merger, any such charitable contribution deduction or any other indemnification provision hereof.

         6. Adjustment of Merger Consideration. In order to compensate the FGI Shareholders for any earnings of FGI and the FGI Subsidiaries that they will forego as a result of the allocations under Section 4 of this Supplemental Agreement, ARC shall pay to the FGI Shareholders additional cash consideration as provided in this Section 5 (the "Additional Consideration"). The Additional Consideration shall be added to, and shall constitute a part of, the Merger Consideration. The amount of the Additional Consideration shall be determined by
(a) dividing 6.87% by 365, in order to determine a daily rate of interest (the "Daily Rate"), (b) multiplying the Daily Rate by the cash portion of the Merger Consideration (other than the Additional Consideration and as adjusted by the Initial Net Working Capital Adjustment) that is payable to the FGI Shareholders on the Closing Date pursuant to Section 3.1 of the Merger Agreement, in order to determine a daily price adjustment, and (c) multiplying the amount of the daily price adjustment by the number of days within the period running from July 1, 1998, through the date


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on which such cash portion of the Merger Consideration (as adjusted by the
Initial Net Working Capital Adjustment) is paid to the FGI Shareholders. The Additional Consideration shall be allocated among and distributed to the FGI Shareholders in accordance with Schedule 3.1 of the Merger Agreement and shall be due and payable, by wire transfer of immediately available funds, on the Closing Date.

         7. Adjustment of Cash Portion of the Consideration Under Companion Securities Purchase Agreements.

                  (a) Section 3.1 of the Merger Agreement is hereby amended by deleting the numeral $20,647,951 appearing therein, and inserting in its place $20,179,669. As such, the cash portion of the Merger Consideration is $20,179,669 before adjustment pursuant to Section 8.7 of the Merger Agreement as amended hereby, or Section 7(b) below.

                  (b) In order to compensate the partners of the Target Entities, other than FGI and the FGI Shareholders (the "Target Entity Partners"), for any earnings of the Target Entities that they will forego as a result of the allocations under Section 4 of this Supplemental Agreement and for the income tax effects of such allocations, ARC shall pay to the Target Entity Partners additional cash consideration as provided in this Section 7 (the "Additional Partner Consideration"). The Additional Partner Consideration shall be added to, and shall constitute a part of, the consideration paid to the Target Entity Partners under the Companion Securities Purchase Agreements. The amount of the Additional Partner Consideration shall be determined by (a) multiplying the Daily Rate by the amount of the consideration (other than the Additional Partner Consideration) that is payable to the Target Entity Partners on the Closing Date pursuant to the Companion Securities Purchase Agreements, in order to determine a daily price adjustment, and (b) multiplying the amount of the daily price adjustment by the number of days within the period running from July 1, 1998, through the date on which the consideration is paid to the Target Entity Partners under the Companion Securities Purchase Agreements. The Additional Partner Consideration shall be due and payable, by wire transfers of immediately available funds, on the Closing Date.

         8. Amendment to Section 9.9(a) of the Merger Agreement. Section 9.9(a) and Exhibit J of the Merger Agreement are hereby deleted in their entirety. In lieu of said Section 9.9(a) and Exhibit J, the parties have entered into an Escrow Agreement dated the Closing Date, pursuant to which the FGI Shareholders have deposited shares of ARC Common Stock with the escrow agent thereunder for the purposes specified therein.

         9. Effect of Supplemental Agreement. Except as expressly and specifically provided in this Supplemental Agreement, the Merger Agreement continues in full force and effect, without modification.



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         10.       Counterparts. This Supplemental Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

         IN WITNESS WHEREOF, the parties have executed this Supplemental Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                       AMERICAN RETIREMENT CORPORATION


                                       By: /s/ James T. Money
                                           -----------------------------------
                                       Name: James T. Money
                                             ---------------------------------
                                       Title: EVP Dev. Services
                                              --------------------------------


                                       FREEDOM GROUP, INC.


                                       By: /s/ Robert G. Roskamp
                                           -----------------------------------
                                       Name: Robert G. Roskamp
                                             ---------------------------------
                                       Title: CEO
                                              --------------------------------


                                       THE FGI SHAREHOLDERS:

                                              /s/ Robert G. Roskamp
                                       ---------------------------------------
                                       ROBERT G. ROSKAMP, individually


                                       PHC, L.L.C., a Michigan limited liability company

                                       By: /s/ Robert Haveman
                                           -----------------------------------
                                       Name: Robert Haveman
                                             ---------------------------------
                                       Title: President/Manager
                                              --------------------------------





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                                       EDGAR AND ELSA PRINCE FOUNDATION, a
                                       Michigan corporation


                                       By: /s/ Robert Haveman
                                           -----------------------------------
                                       Name: Robert Haveman
                                             ---------------------------------
                                       Title: Secretary/Treasurer
                                              --------------------------------






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